Exhibit 11.1

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2005	2004
Loss applicable to common stockholders from continuing operations	$(4,804)	$(13,440)
(Loss) income applicable to common Stockholders from discontinued operations	$(5,952)	$39

Basic and diluted:

Weighted average shares of common stock
outstanding	233,620,817	212,218,234

Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	233,620,817	212,218,234

Net loss per share, basic and diluted from continuing operations	$(0.02)	$(0.06)

Net loss per share, basic and diluted from discontinued operations	$(0.03)	$0.00

Net loss per share, basic and diluted	$(0.05)	$(0.06)

Exhibit 11.1 (Continued)

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Loss applicable to common stockholders from continuing operations	$(11,381)	$(31,389)
(Loss) income applicable to common Stockholders from discontinued operations	$(5,958)	$151

Basic and diluted:

Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	233,620,597	164,442,133

Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	233,620,597	164,442,133

Net loss per share, basic and diluted from continuing operations	$(0.05)	$(0.19)
Net loss per share, basic and diluted from discontinued operations	$(0.03)	$0.00
Net loss per share, basic and diluted	$(0.07)	$(0.19)

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.'S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.